Email Copy for Review

Variants	Email 4: 8/4
Topic	Email 4 – RVII Fact Sheet
Sender:	hello@tradepmr.com
Audience	Institutional IAR, Current TradePMR Client.
Subject *Ideal max of 50 characters*	Learn about Robinhood Ventures Fund II – FOR INSTITUTIONAL USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS
Preview Text	Review the Robinhood Ventures Fund II fact sheet to learn more on their next fund.
Which logo? *Robinhood | Robinhood Financial*	TradePMR by Robinhood
Headline *Optional. Ideal max of 38 characters*	The Robinhood Ventures Fund II is accepting indications of interest now in Advisor IPO Access.
Subheadline *Optional*	Learn more about RVII's portfolio and how it's expanding access to private markets.
Header CTA *Optional*	{{Review the fact sheet.button}}
Header CTA Deeplink *Optional*	*https://www.tradepmr.com/hubfs/TPMR%20RVII%20Fact%20Sheet%20(Aug-2026)%20-%20FINAL_STAMPED%20copy.pdf* *Webinar link: https://tradepmr.zoom.us/webinar/register/WN_HBO0RNm5Qh-TtWXLdD5YEw#/registration*
Graphic *Optional*	No Graphic
Body *Required*	FOR INSTITUTIONAL USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS Hi {{Advisor. first_name}},

Robinhood Ventures Fund II (RVII) is now accepting indications of interest (IOI) in Advisor IPO Access. Eligible advisors with TradePMR by Robinhood can submit IOIs for eligible client accounts, ahead of RVII's anticipated listing on the NYSE, expected on or about August 13, subject to SEC effectiveness.

To learn more about the fund, please see the fact sheet—**designed to help you explain RVII to your clients and answer questions they may have.**

{{Review the fact sheet.button}}

The fact sheet outlines RVII's:

- Mission
- Structure and Size for the fund
- Strategy and Portfolio framework
- FAQs on RVII

Then, on August 6**,** Scott Victoria, President of TradePMR by Robinhood will host a special webinar where Sarah Pinto, Head of Robinhood Ventures and President of RVII, and Rich Aberman, RHV Portfolio Manager will answer your questions on RVII.

Register for the webinar now to learn more.
Webinar will be live only and not available for replay.

Investing involves risk, including loss of principal.

Signature *Optional*	TradePMR by Robinhood
Entity Selection	TradePMR by Robinhood
Footer Disclosures	FOR INSTITUTIONAL USE ONLY. NOT FOR DISTRIBUTION TO RETAIL INVESTORS RVII may not be suitable for all investors. There can be no guarantee RVII will achieve its investment objective or that RVI's management will produce the desired results.

Robinhood Ventures Fund II ("RVII" or the "Fund") has filed a registration statement (including a preliminary prospectus) on Form N-2 (File No. 333-297168) with the Securities and Exchange Commission (the "SEC") for the offering to which this free writing prospectus relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents RVII has filed with the SEC for more complete information about RVII and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus, when available, may be obtained by contacting Goldman Sachs & Co.; J.P. Morgan Securities LLC, Attention: c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or email: prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146); Wells Fargo Securities LLC, 608 2nd Avenue South, Minneapolis, MN 55402, at 800-645-3751 (option #5) or email a request to WFScustomerservice@wellsfargo.com; or UBS Securities LLC, Attention: Equity Syndicate, 11 Madison Avenue, New York, NY 10010, by telephone at (888) 827-7275, or by email at ol-prospectus-request@ubs.com.

Investors are advised to carefully consider the investment objectives, risks and charges and expenses of RVII before investing. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

An investment in the Fund is speculative and involves a high degree of risk with substantial risk of loss. See the prospectus here: https://www.sec.gov/Archives/edgar/data/2131040/000162828026051516/ck0002131040-20260803.htm

This communication includes "forward-looking statements," including with respect to RVII's proposed initial public offering. These statements include statements about our ability to register the public offering of shares of RVII with the SEC and RVII's intention to list on the NYSE. You can sometimes identify forward-looking statements through the use of words or phrases such as "will" or "expect" and similar words and expressions of the future. Forward-looking statements involve known and unknown

	risks, uncertainties and assumptions, including the risks outlined under “Risks” in the preliminary prospectus, which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement. RVII, Trade-PMR and Robinhood have no obligation, and do not undertake any obligation, to update or revise any forward-looking statement made in this communication to reflect changes since the date of this communication, except as required by law. Investing in early-stage private companies involves a high degree of risk and is not appropriate for all investors. Most early-stage companies fail, and investors could lose their entire investment. Because these companies are new and evaluated quickly, there is limited track record or information available before an investment is made, and any positive returns may take years to materialize, if they occur at all. All rights to the trademarks included herein, other than RVII’s trademarks, belong to their respective owners and our use hereof does not imply any endorsement by the owners of these trademarks. Securities trading offered through Trade-PMR, Inc., Member SIPC, a registered broker-dealer, and a subsidiary of Robinhood Markets, Inc. "TradePMR," "TradePMR, Inc.," and "TradePMR by Robinhood" are trade names used by Trade-PMR, Inc. Trade-PMR, Inc. is a wholly owned subsidiary of Robinhood Markets, Inc. Robinhood Ventures is the investment adviser for RVII. Robinhood Ventures is the dba name for Robinhood Ventures DE, LLC (“RHV” or “Adviser”). RHV is a wholly owned subsidiary of Robinhood Markets, Inc. Robinhood and its affiliates generally earn more money from affiliated funds (like RVII) than from unaffiliated funds.
Email Type *Promotions | Transactional | Education: informational | Announcements*	Announcements